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INDEPENDENT AUDITORS' CONSENT


CDC MPT+ Funds:

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-66279 of our report dated April 28, 1999 and to the references to us under the caption "Independent Auditors and Counsel" appearing in the Statement of Additional Information, which is a part of such Registration Statement.



/s/ Deloitte & Touche LLP


New York, NY
April 28, 1999